Exhibit 10.16
FIRST AMENDMENT TO THE
INSPERITY, INC. DIRECTORS COMPENSATION PLAN

The Insperity, Inc. Directors Compensation Plan (the “Plan”), shall be, and hereby is, amended in the following respects, effective as of January 1, 2026, except as otherwise specified below:
I.
Section 4.4 is amended, in its entirety, to be and to read as follows:
“4.4    Annual Director Award.
(a)    On the Annual Director Award Date, each Director who is in office immediately after the annual meeting on such date shall be granted a Stock Award of a number of shares of Common Stock with an aggregate Fair Market Value as set forth in Appendix A, determined as of the Grant Date. The Annual Director Awards shall vest and be exercisable on the earlier of the one-year anniversary of the Grant Date or the next annual meeting of the Company’s stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of the Company’s stockholders and shall be rounded up to the next higher whole share amount in the case of a fractional share amount. No Annual Director Award will be made to an individual Director if such Director gives advance written notice to the Board that he or she does not wish to receive such award.

(b)    A Director who is appointed to the Board for the first time after January 1, 2026, shall be automatically granted, on the date of his or her appointment to the Board, a Stock Award of a number of shares of Common Stock with an aggregate Fair Market Value equal to the Annual Director Award as set forth in Appendix A, determined as of the Grant Date, but such Award shall be pro-rated based on the date of the last annual meeting, rounded to the nearest month (“Initial Annual Director Award”). The Initial Annual Director Award shall be shall vest and be exercisable on the earlier of the one-year anniversary of the Grant Date or the next annual meeting of the Company’s stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of the Company’s stockholders and shall be rounded up to the next higher whole share amount in the case of a fractional share amount.

(c)    Notwithstanding the foregoing, a Director whose initial service on the Board begins as a result of being elected or appointed to the Board at the annual meeting shall receive the Annual Director Award, but not an Initial Annual Director Award.”

II.
Appendix A is amended, in its entirety, in accordance with the revised Appendix A attached hereto.
III.
Except as modified herein, the Plan shall remain in full force and effect.

APPENDIX A

Insperity, Inc. Directors Compensation Plan
(Amended and Restated as of January 1, 2025)

Directors' Compensation & Equity Awards
Effective January 1, 2026

	Board	Compensation Committee	FRMA Committee	N&CG Committee	Lead Independent Director	Commonality, Equality, & Cohesion Board Liaison

Annual Retainer	$90,000	$10,000	$15,000	$5,000	$42,500	$35,000

Annual Committee Chair Fees*	N/A	$15,000	$25,000	$15,000	N/A	N/A

Annual Director Award	$195,000	N/A	N/A	N/A	N/A	N/A
* Committee chair fee is in addition to the committee member retainer fee.